Exhibit 10.55

Summary of Compensation for Executive Officers

The executive officers of Frontier Oil Corporation (“Frontier”) are “at will” employees, and none of them has an employment agreement.  The unwritten arrangements under which Frontier’s executive officers are compensated include:

·	a salary, reviewed annually by the Compensation Committee of the Board of Directors of Frontier;

·	eligibility for an annual cash bonus, as determined by the Compensation Committee;

·	eligibility for awards under Frontier’s Omnibus Incentive Compensation Plan, as determined by the Compensation Committee;

·	health, life, disability, death and other insurance and/or benefits;

·	defined contribution pension and savings plan; and

·	vacation, paid sick leave and all other employee benefits.

In addition, each of the executive officers of Frontier have entered into an Executive Change in Control Severance Agreement and an Executive Severance Agreement.

The table below sets forth the base salaries, effective as of January 1, 2011, for the executive officers of Frontier who held office as of January 1, 2011, as well as, their incentive target for 2011 (as a percentage of base salary).

Executive Officer	2011 Annual Base Salary	Incentive Target for 2011 (Percentage for Base Salary)
Michael C. Jennings Chairman, President and Chief Executive Officer	$800,000	100%
Douglas S. Aron Executive Vice President-Chief Financial Officer	$395,000	60%
Jon D. Galvin Vice President	$320,000	50%
Nancy J. Zupan Vice President-Chief Accounting Officer	$335,000	50%
J. Currie Bechtol Vice President-General Counsel & Secretary	$350,000	50%